Exhibit 16.1

Total Asia Associates PLT

1-4-8, Level 5, I-Avenue

Medan Kampung Relau 1,

11900, Bayan Lepas, Penang

May 19, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by WeConnect Tech International, Inc. (the Company), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding our dismissal as their certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/Total Asia Associates PLT
Total Asia Associates PLT